Exhibit 23 (l)

PFPC Worldwide, Inc.
301 Bellevue Parkway
Wilmington, DE 19809

July 31, 2007

FundVantage Trust

301 Bellevue Parkway

Wilmington, DE 19809

RE:

Initial Capital Agreement

Ladies and Gentlemen:

In order to provide FundVantage Trust (the "Trust") with the initial capital required pursuant to Section 14 of the Investment Company Act of 1940, as amended, PFPC Inc. (“PFPC”) is hereby purchasing from the Trust 10,000 shares of beneficial interest, $0.01 par value, of Institutional Class shares of MBIA Municipal Bond Inflation Protection Fund, a series of the Trust (the "Shares"), at a purchase price of $10.00 per share, for a total purchase price of $100,000.

PFPC is aware that the Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), on the basis that the sale of such shares will be exempt under Section 4(2) of the 1933 Act as not involving any public offering. Reliance on such exemption is predicated, in part, on PFPC’s representation and warranty to the Trust that the Shares are being acquired for PFPC's own account for investment purposes and not with a view to the distribution or redemption thereof, and that PFPC has no present intention to dispose of the Shares.  PFPC further represents that it will not take any action that will subject the sale of the Shares to the registration provisions of the 1933 Act.

Sincerely,

PFPC Worldwide, Inc.

By:	/s/ Maria C. Schaffer
Name:	Maria C. Schaffer
Title:	Controller